UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2013

Coastal Carolina Bancshares, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	333-152331	33-1206107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1012 38th Avenue North Myrtle Beach, South Carolina	29577
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (843) 839-2265

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 22, 2013, J. Egerton Burroughs retired as a director of Coastal Carolina Bancshares, Inc. His retirement was not due to any disagreements with the company.

Effective May 22, 2013, Robin W. Edwards retired as a director of Coastal Carolina Bancshares, Inc. Her retirement was not due to any disagreements with the company.

Effective May 22, 2013, Adair M. Graham, Jr. retired as a director of Coastal Carolina Bancshares, Inc. His retirement was not due to any disagreements with the company.

Effective May 22, 2013, L. Morgan Martin retired as a director of Coastal Carolina Bancshares, Inc. His retirement was not due to any disagreements with the company.

Effective May 22, 2013, Frank A. Stewart retired as a director of Coastal Carolina Bancshares, Inc. His retirement was not due to any disagreements with the company.

The company thanks them for their exemplary service to the company and wishes each of them the best in their future endeavors.

Effective as of May 22, 2013 at the Annual Shareholders Meeting, the size of the Company’s Board of Directors was reduced to sixteen members.

ITEM 5.07.	Submission of Matters to a Vote of Security Holders.

On May 22, 2013, of 2,187,000 shares outstanding and entitled to vote at our annual meeting, 1,457,544 shares were present in person or by proxy, representing approximately 66.65% of the issued and outstanding shares, and the following matters were voted upon and approved by our shareholders at the 2013 Annual Meeting:

1.	the election of five Class I directors to our Board of Directors; and

2.	the ratification of the appointment of Elliott Davis, LLC as our independent auditor for the fiscal year ending December 31, 2013.

The following is a summary of the voting results for each matter presented to the shareholders:

Election of Directors

Class I

Name	Votes For	Votes Withheld	Broker Non-Votes

Laurence S. Bolchoz, Jr. Gary L. Hadwin Nelson L. Hardwick Douglas P. Wendel Carl O. Falk	1,457,544 1,457,544 1,457,544 1,457,544 1,457,544	— — — — —	181,394 181,394 181,394 181,394 181,394

Ratification of the Appointment of Elliott Davis

Votes For	Votes Against	Votes Abstained
1,457,544	-	-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTAL CAROLINA BANCSHARES, INC.

Dated: May 28, 2013	By:	/s/Dawn Kinard
	Name:	Dawn Kinard
	Title:	Senior Vice President and Chief Financial Officer